                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                (Rule 13d - 102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13d-2(B)

                               (Amendment No. 3)1/

                                Habersham Bancorp
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)


                                    404459109
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                                 (CUSIP Number)

                                December 31, 1998
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [ ]   Rule 13d-1(b)

   [ ]   Rule 13d-1(c)

   [X]   Rule 13d-1(d)


1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 5
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                                  SCHEDULE 13G                       Page 2 of 5

CUSIP NO. 404459109
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      NAME OF REPORTING PERSON
1     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      David A. Stovall
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a)  [ ]
2     N/A                                                               (b)  [ ]
--------------------------------------------------------------------------------

3     SEC USE ONLY
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      CITIZENSHIP OR PLACE OF ORGANIZATION
4
      United States of America

--------------------------------------------------------------------------------
   NUMBER OF               SOLE VOTING POWER
    SHARES             5
 BENEFICIALLY                       93,000*
   OWNED BY
    EACH
  REPORTING
   PERSON
    WITH               ---------------------------------------------------------
                           SHARED VOTING POWER
                       6            106,129*
                       ---------------------------------------------------------
                           SOLE DISPOSITIVE POWER
                       7             93,000*
                       ---------------------------------------------------------
                           SHARED DISPOSITIVE POWER
                       8            106,129*
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
               199,129*

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [X]
10
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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11             7.9*
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      TYPE OF REPORTING PERSON
12
               IN
--------------------------------------------------------------------------------

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                                  SCHEDULE 13G                       Page 3 of 5

ITEM 1(A).        NAME OF ISSUER:

         Habersham Bancorp

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         P. O. Box 1980
         Highway 441 North
         Cornelia, Georgia 30531

ITEM 2(A).        NAME OF PERSON FILING:

         David D. Stovall

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         P. O. Box 1980
         Highway 441 North
         Cornelia, Georgia 30531

ITEM 2(C).        CITIZENSHIP:

         United States of America

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

          Common Stock, $1.00 par value

ITEM 2(E).        CUSIP NUMBER:

         404459109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS:

         N/A

ITEM 4.  OWNERSHIP AS OF DECEMBER 31, 1998:

         (a)      Amount beneficially owned:  199,129*

         (b)      Percent of class:  7.9%

         (c)      Number of shares as to which such person has

                  (i)      sole power to vote or direct the vote: 93,000*

                  (ii)     shared power to vote or direct the vote: 106,129*

                  (iii) sole power to dispose or to direct the disposition of: 93,000*

                  (iv)     shared power to dispose or direct the disposition of:
                           106,129*
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                                  SCHEDULE 13G                       Page 4 of 5


----------------------

         * Mr. Stovall has sole voting and dispositive power with respect to 93,000 shares, of which 76,000 shares are subject to exercisable options. He shares voting and dispositive power with respect to 8,334 shares held jointly with his daughter and 97,795 shares held jointly with his wife. Does not include 5,398.67 shares held in the Habersham Savings Investment Plan as of September 30, 1999, the date with respect to which the most recent plan statement is available.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF THE MEMBERS OF THE GROUP:

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         N/A

ITEM 10. CERTIFICATION:

         N/A

                                   SCHEDULE 13G                      Page 5 of 5


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                        Date:             February 11, 1999

                        Signature:        /s/ David D. Stovall
                                          --------------------------

                        Name:             David D. Stovall


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